Exhibit 10.3

RESTRICTED SHARE UNIT AWARD AGREEMENT
UNDER THE
AMENDED AND RESTATED THOMPSON CREEK METALS COMPANY INC.
2010 LONG-TERM INCENTIVE PLAN

Name of Participant:	[Name]
Total Number of Units Subject to the Award:	[ ] (the “Units”)
Award Date:	[ ] (the “Award Date”)
Vesting Schedule:
One-Third (1/3) of the Units will vest on each of the first, second, and third anniversaries of the Award Date, subject to you remaining continuously employed or in service to the Company on each such date, as described below:

Note that no portion of this Award relates to services rendered in a year prior to the year of the Award Date.

This Restricted Share Unit Award Agreement (the “Agreement”) is between Thompson Creek Metals Company Inc. (the “Company”), and you, the Participant named above. The Company wishes to grant to you a Restricted Share Unit Award, subject to the terms and conditions of this Agreement and the Amended and Restated Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”). Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1.Award of Units. The Company hereby grants to you, effective as of the Award Date, the number of Restricted Share Units (the “Units” ) set forth above under “Total Number of Units Subject to the Award,” upon the terms and conditions set forth in the Plan and this Agreement (as described herein, the “Award”). Each Unit represents the right to receive one of the Company’s common shares, upon the terms and subject to the conditions set forth in this Agreement and the Plan. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

2.Vesting and Settlement; Change of Control; Termination of Employment or Service.

(a)Subject to your continued employment with the Company through the applicable vesting dates, the Units shall become vested in such amounts and at such times as are set forth above under “Vesting Schedule”. Upon the vesting date, each vested Unit shall be canceled and settled by the delivery to you or a designated brokerage firm of one common share of the Company per vested Unit as soon as reasonably practicable following the vesting of such Units, and in all events no later than March 15 of the year following the year in which vesting has occurred (unless delivery is deferred pursuant to a nonqualified deferred compensation plan in accordance with the requirements of Section 409A of the Code).

(b)In the event of a Change of Control, the Administrator shall provide that either:

(i)	the Award will be assumed or replaced with an equivalent award by the successor or acquiring corporation (if any), which assumption or replacement will be binding on you; or

(ii)	the vesting and settlement of the Award shall be immediately accelerated upon the consummation of the Change of Control.

In the event that the Award is assumed or replaced pursuant to Section 2(b)(i) in connection with a Change of Control, the vesting and settlement of such assumed or replacement award shall be immediately accelerated upon the termination of your employment (or other service to the Company, if applicable) by the Company and/or the successor or acquiring corporation (if any) without Cause, by your resignation as a result of a Triggering Event (as defined below) in each case, within the twelve-month period immediately following such Change of Control.
For purposes of this Section 2(b), the last sentence of the definition of “Change of Control” in Section 2(i) of the Plan shall be disregarded. For purposes of this Section 2(b), “Triggering Event” means any one of the following events which occurs without your express agreement in writing: (i) a material adverse change in any of your duties, powers, rights, discretion, prestige, salary, benefits, or perquisites as they exist, and with respect to financial entitlements, the conditions under and manner in which they were payable, immediately prior to the Change of Control; (ii) a material diminution of your title as it exists immediately prior to the Change of Control; (iii) a change in the person or body to whom you report immediately prior to the Change of Control, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, provided that this shall not include a change resulting from a promotion in the normal course of business; or (iv) a material change in the hours during or location at which you are regularly required to carry out the terms of your employment, or a material increase in the amount of travel you are required to conduct.
(c)    Notwithstanding anything in any employment agreement between you and the Company to the contrary, unless the Administrator provides otherwise (either before, upon or within 10 business days following your termination of employment or service with the Company), in the event of your termination of your employment (or other service to the Company, if applicable) for any reason, you will forfeit (effective as of the date of termination) the portion of the Units that is unvested at the time of termination, without payment of any additional consideration due to you. The term “employment” for purposes of this Agreement, means the performance of services for the Company or an Affiliate as an employee for federal income tax purposes. You shall be deemed to have terminated employment either upon an actual termination of your performing services for the Company or an Affiliate, or at the time that the Affiliate with which you are employed ceases to be an “Affiliate” under the terms of the Plan. Your employment with the Company or an Affiliate shall not be deemed to have terminated if you take any military leave, sick leave, or other bona fide leave of absence approved by the Company or the Affiliate, as applicable, regardless of whether pay is suspended during such leave. Whether you have experienced a termination of employment will be determined by the Administrator, in its sole discretion.
3.Rights as Stockholder. You shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Units unless and until Shares settled for such Units shall have been issued by the Company to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for an ordinary cash dividend for which the record date is prior to the date the Shares are issued.

4.Transferability. The Units may not be sold, pledged, assigned or transferred in any manner unless and until the Shares corresponding to such Units have been issued and all restrictions applicable to such Shares have lapsed. Notwithstanding the foregoing, the Units may be transferred, in the Administrator’s discretion, to a person or trust or partnership designated by you, only if, in each case, the transferee executes a written consent to be bound by the terms of this Agreement. Except as described in this Section 4, neither the Units nor any interest or right therein shall be liable for your debts, contracts or engagements or your successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

5.Taxes.

(a)Payment of any employment taxes or income tax withholding shall be by the tendering of other Shares to the Company in exchange for the Company’s reducing the number of Shares issuable upon settlement of the Units; provided that no more than the minimum statutory tax-withholding rate shall be withheld. The Administrator shall determine acceptable methods for tendering Shares upon settlement of the Units and may impose such limitations and prohibitions on the use of Shares to pay tax liabilities as it deems appropriate, subject to the proviso in the preceding sentence. For purposes of determining the amount of the tax liability amounts satisfied by tendering Shares, such Shares shall be valued at their Fair Market Value on the date of tender.

(b)You acknowledge that you will consult with your personal tax advisor regarding the federal, state, and local tax consequences of the Award and any other matters related to this Award. You are relying solely on your advisors and not on any statements or representations of the Company or any of its agents, and you understand that you are responsible for your own tax liability that may arise as a result of the Award or any other matters related to the Award and this Agreement.

6.General Provisions.

(a)Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Administrator administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

(b)No Right to Employment or Continued Service. In consideration of the grant of the Award by the Company, you agree to render faithful and efficient services to the Company and its Affiliates. Nothing in the Plan or this Agreement shall confer upon you any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate your services at any time for any reason whatsoever, with or without Cause (as defined in the Plan), except to the extent expressly provided otherwise by applicable law or in a written agreement between you and the Company or its Affiliates.

(c)Securities Matters. The Company shall not be required to issue or deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. You acknowledge that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Shares are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

(d)Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(e)Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(f)Section 409A. It is intended that this grant will be exempt from Section 409A of the Internal Revenue Code as a “short-term deferral”. This Agreement and all related documentation are designed, and shall be interpreted and administered, to this effect. However, nothing in the Agreement shall be construed to result in a guarantee of this tax treatment, and you shall be responsible for all of your federal, state and local taxes (and any related liabilities). This Section 6(f) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Award or the Shares delivered hereunder will not be subject to taxes, interest and penalties under Section 409A.

(g)Governing Law. The internal law, and not the law of conflicts, of the State of Colorado will govern all questions concerning the validity, construction and effect of this Agreement. All actions or proceedings arising out of, or related to, this Agreement shall be brought only in an appropriate federal or state court in Colorado and the parties hereby consent to the jurisdiction of such courts over themselves and the subject matter of such actions or proceedings.

(h)Electronic Delivery. By executing this Agreement, you hereby consent to the delivery of information (including, without limitation, information required to be delivered to you pursuant to applicable securities laws) regarding the Company and the Affiliates, the Plan, and the Restricted Share Units via Company web site or other electronic delivery.

(i)Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

Thompson Creek Metals Company Inc.
26 West Dry Creek Circle, Suite 810
Littleton, CO 80120
Attn:    General Counsel

(j)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k)Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Agreement as of the day and year first above written.
THOMPSON CREEK METALS COMPANY INC.

Date:                        By:

Its:

Please indicate your acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy of this Agreement to the Company. IF A FULLY EXECUTED COPY OF THIS AGREEMENT HAS NOT BEEN RECEIVED BY THE COMPANY, THE COMPANY SHALL REVOKE ALL UNITS GRANTED TO YOU, AND AVOID ALL OBLIGATIONS UNDER THIS AGREEMENT.
The undersigned hereby accepts, and agrees to, all terms and provisions of this Agreement.

Date:                        By: _______________________________
[Name]